EXHIBIT 5.1

November 14, 2018

Jacksam Corporation

30191 Avenida de Las anderas Ste B

Rancho Santa Margarita, CA 92688

Dear Sirs:

We have acted as counsel to China Grand Resorts, Inc., a Nevada corporation d.b.a. Jacksam Corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the registration of up to 13,592,500 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) consisting of (i) 8,592,500 shares of Common Stock (the “Debenture Shares”) issuable upon conversion of outstanding debentures (the “Debentures”) and (ii) 5,000,000 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of the warrant held by Altar Rock Capital (the “Warrant”), in each case as may be offered for sale from time to time by the selling stockholders named therein (the “Selling Stockholders”). As used herein, the Common Stock, Warrant Shares and Debenture Shares shall be collectively referred to as the “Shares”.

This opinion is delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth below, I limited the scope of my review to the following documents: (a) the Registration Statement and the exhibits attached thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as I have deemed relevant. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof, and I have made no independent verification of the factual matters as set forth in such documents or certificates. In addition, I have made such other examinations of law and fact as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, I am of the opinion that:

1)	The Debenture Shares to be issued and sold by the Selling Stockholders have been duly authorized and, when issued by the Company in accordance with the Debentures, will be legally and validly issued, fully paid and non-assessable and;

2)	The Warrant Shares to be issued and sold by the Selling Stockholder have been duly authorized and, when issued by the Company in accordance with the Warrant will be legally and validly issued, fully paid and non-assessable.

This opinion is based on the Nevada Private Corporation Chapter of the Nevada Revised Statues, Nev. Rev. Stat. 78, including interpretations thereof in published decisions of the Nevada courts. I express no opinion, and none should be inferred, as to any other laws, including, without limitation, laws of any other state.

The opinions set forth herein are subject to the following qualifications: (a) I have made no independent verification of the factual matters as set forth in the documents or certificates reviewed, and (b) my opinion speaks only as of the date hereof and I express no opinion as to, and disclaim any undertaking or obligation to update this opinion in respect of circumstances or events which may occur subsequent to this date.

The opinions set forth herein are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated. This opinion letter is given as of the date hereof and I assume no obligation to advise of changes that may hereafter be brought to my attention.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to my firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, I do not hereby admit that we are in the category of person whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

BRYAN R CLARK PC

Bryan R Clark